Exhibit 10.3


June 28, 1994
     ..

Selling Stockholders
Care of Mr. Peter R. Lockyer or Mr. Nigel Taylor
Carnegie House, Peterborough Road
Harrow, Middlesex HA1 2AJ
UNITED KINGDOM

                re:      Offering of Alexander & Alexander Services Inc. ("A&A")
                    Shares of Common Stock ("Common Stock")
Dear Sirs:

Further to our recent discussions, we have set out in Schedule A the terms as attached hereto under which CS First Boston Corporation, and as may be appropriate, its affiliates (collectively "CS First Boston" or "we") would be pleased to participate in connection with the Offering (as defined in Schedule
A) and which we understand to have been agreed between CS First Boston and the Selling Stockholders as defined in Schedule B (the "Selling Stockholders"). The undersigned executing this agreement on behalf of the Selling Stockholders represents and warrants to CS First Boston that he is duly authorized, and has the requisite power, to enter into this letter agreement on behalf of the Selling Stockholders.

If Selling Stockholders are in agreement with the terms as specified in Schedule A, we would be grateful if you would countersign this page, initial each accompanying page of Schedule A and Schedule B, return all three executed copies of this letter and the accompanying pages to the undersigned. Once the agreement has been executed by all three parties, we will return to you one copy for your records. We look forward to working with you on this assignment.

Yours sincerely,
CS FIRST BOSTON CORPORATION


By: /s/ Richard G. Spiro
    ---------------------
    Richard G. Spiro
    Vice President

Acknowledged and agreed to                   Acknowledged and agreed to
on behalf of the Selling Stockholders        ALEXANDER & ALEXANDER SERVICES INC.

By:    /s/ P. Lockyer /s/ Nigel Taylor        By:  /s/ R. A. Kershaw
       -------------------------------            ------------------------
Name:  P. Lockyer     Nigel Talyor           Name:  R. A. Kershaw
Date:  30 June 1994                          Title: VP & Treasurer
                                             Date: 7th July 1994

                                   Schedule A
                             Offering of A&A Shares
                                 of Common Stock

The Offering

- - The Offering will comprise the sale of up to an aggregate of 1,126,906 shares, or such amount agreed to by the Selling Stockholders and CS First Boston, of Common Stock to be sold by certain stockholders (the "Selling Stockholders" as defined in Schedule B) pursuant to a Registration Statement to be filed with the Securities and Exchange Commission ("SEC").

- - Pursuant to a Registration Rights Agreement dated November 30, 1993, (the "Registration Rights Agreement"), between A&A and the Selling Stockholders, the shares registered pursuant to a Registration Statement may be sold by the Selling Stockholders in their sole discretion, including without limitation:
   (i) in "block" sales to institutional investors or through broker-dealers,
   (ii) in privately negotiated sales directly to institutional or corporate investors not reported on the NYSE Composite Tape, (iii) through customary brokerage channels or (iv) in an underwritten public offering. The type of offering will be determined based on prevailing stock market conditions and indicated investor demand. Commissions and underwriting fees will depend on the type of offering.


Role of CS First Boston

- -  CS First Boston will be responsible for managing and executing the Offering.


- - CS First Boston will be responsible for all aspects of the structuring and execution of the Offering.

- - The Selling Stockholders understand that CS First Boston's participation in the Offering is subject to, among other things: (i) receipt of certain internal CS First Boston committee approvals to be obtained after the initial preparatory work has been undertaken for the Offering; (ii) satisfactory finalization of the terms and documentation related to the Offering; (iii) satisfactory completion of all regulatory requirements (including receipt of all necessary approvals) and compliance with all applicable laws (including those governing the sale of securities); (iv) satisfactory completion of due diligence customary in securities offerings of the kind contemplated herein;
   (v) the absence of any material adverse change in the condition, business, results, operation or prospects of A&A since the date of the latest audited financial statements; (vi) no adverse change in the financial markets; and
   (vii) satisfaction of such additional terms and conditions by the Selling Stockholders as set forth herein.

Documentation and Due Diligence

- - The Selling Stockholders will retain international counsel to represent them in this Offering. Such counsel and counsel for CS First Boston will be entitled to review and comment on drafts of the Registration Statement prepared by A&A.

- - CS First Boston will help expedite the preparation of all documentation for the transaction and the conduct of due diligence. Accordingly, CS First Boston will engage international counsel (Skadden, Arps, Slate, Meagher &
   Flom).

- - A due diligence review satisfactory to CS First Boston and its counsel will be conducted prior to the filing of the Registration Statement.

- - Documentation for the Offering will be governed by New York law, and, as applicable, state and federal securities law, and will provide for customary representations, warranties, covenants, blackouts and closing conditions and for customary indemnification, reimbursement and contribution provisions to and from the Selling Stockholders, CS First Boston, and A&A, as appropriate and as consistent with the terms of the Registration Rights Agreement.

Timing

- - CS First Boston will recommend the form of and time to launch the transaction, based on market conditions, competing equity offerings, indicated investor demand and SEC approval. All parties will work towards an expeditious filing of the Registration Statement and completion of the Offering.

Marketing

- - CS First Boston will assist the Selling Stockholders and A&A in the preparation and arrangement of its roadshow presentation, if appropriate, and the preparation of any other marketing materials.

Pricing

- - CS First Boston will update the Selling Stockholders regularly on changes in market conditions throughout the preparation for the Offering.

- - CS First Boston will be responsible for recommending the final price to the Selling Stockholders, based upon indicated investor demand, A&A's then market price and prevailing market conditions. CS First Boston will seek to maximize such price to the benefit of the Selling Stockholders consistent with market factors and investor demand.

Commissions and Expenses

- - CS First Boston will be reimbursed by the Selling Stockholders, whether or not the Offering is launched or completed, for all reasonable fees and expenses including international legal counsel, travel, communication and other out-of-pocket expenses.

Termination; Notice; Law and Jurisdiction

- - Each of the Selling Stockholders (acting through Peter R. Lockyer or Nigel Taylor) and CS First Boston shall be entitled, upon ten working days' written notice to the other, to terminate this engagement at any time. No termination by either party shall, however, affect the obligation of the Selling Stockholders to reimburse CS First Boston for expenses incurred up to the time of termination.

- - Any notice which may be given or served by any party hereunder shall be deemed to have been duly given or served if sent by first class post (return receipt requested and with a simultaneous copy by telecopy) or by reputable international courier to the address of the relevant party as follows: in the case of notices to the Selling Stockholders, attn: Mr. Peter R. Lockyer or Mr. Nigel Taylor, Carnegie House, Peterborough Road, Harrow, Middlesex HA1 2AJ, United Kingdom, in the case of notices to A&A, attn: Ronald J. Roessler, General Counsel, 1211 Avenue of the Americas, 44th Floor, New York, NY 10036, and in the case of notices to CS First Boston Corporation, att:
   Mr. Richard G. Spiro, 55 E. 52nd Street, New York, NY 10055, telecopy: (212) 318-1418.

- - This engagement shall be governed by and construed in accordance with the laws of the New York, without reference to the conflicts of law principles thereof.

- - Notwithstanding anything to the contrary contained herein or in the letter to which this schedule is attached, no commitment or agreement, nor any sale or contract of sale, with respect to the shares of Common Stock is created, it being understood that any such commitment, agreement or contract shall be created only upon execution by CS First Boston, A&A and the Selling Stockholders of an underwriting agreement or purchase agreement with respect thereto.

                                   Schedule B
                             Offering of A&A Shares
                                 of Common Stock

As defined in our letter agreement dated June 28, 1994 and Schedule A thereto, the Selling Stockholders shall consist of:

Ian S. Aitken
Nigel R. Bankhead
Lynne Davis
Maurice Dyson
Jeremy D. Fisher
Alan S. Fishman
Stephen L. Gooch
Helen James
Peter R. Lockyer
Stephen M. Riley
Thomas M. Ross
John E. Shepley
Simon C. Stoye
Richard C. W. Strattan
Nigel Taylor
Robert S. Thomson
John P. Woodhouse
Stephen F. Yeo